Exhibit 19.1

INSIDER TRADING POLICY
and
Guidelines with Respect to
Certain Transactions in Company Securities

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Mobile Infrastructure Corporation (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business.  The Company’s Board of Directors has adopted this Policy to promote compliance with federal securities laws that prohibit insider trading or providing inside information to other persons.  All employees, executive officers, and Board members are individually responsible to understand and comply with this Policy.

Statement of Policy

It is the policy of the Company to prohibit (1) the unauthorized disclosure of any nonpublic information acquired in the workplace, (2) trading in securities while aware of Material Nonpublic Information (as defined below), and (3) any other violation of applicable securities laws. It is also the policy of the Company that any transactions by the Company in Company securities shall comply with applicable insider trading laws, rules and regulations.

There are no exceptions to this Policy, except as specifically noted herein.  Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions of limited value, are not excepted from this Policy.  The securities laws do not recognize any mitigating circumstances, and, in any event, the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities, including common stock, options, warrants, convertible notes, and any other debt or equity securities that the Company may issue from time to time.  As explained more fully below, the Policy prohibits trading in derivative securities relating to the Company’s securities.  In addition, gifts (including contributions to trusts and other similar transfers) are subject to this Policy.

Persons Subject to the Policy

This Policy applies to all employees and executive officers of the Company and its subsidiaries and all members of the Company’s Board of Directors (each of the foregoing, a “Covered Person”).  The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information.

This Policy also applies to Covered Persons’ family members who reside with them, anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities or another company’s securities are directed by or are subject to Covered Persons’ influence or control and entities that are directed by or are subject to Covered Persons’ influence or control (collectively referred to as “Family Members/Controlled Entities”).  Covered Persons are responsible for the transactions of Family Members/Controlled Entities.

A Covered Person could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Potential Criminal and Civil Liability and/or Disciplinary Action.”

Administration

The current “Insider Trading Compliance Officers” referred to in this Policy are (1) Manuel Chavez III, the Company’s Chairman and Chief Executive Officer, (2) Stephanie Hogue, the Company’s President, and (3) Paul Gohr, the Company’s Chief Financial Officer.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information.  However, information should be regarded as “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities.  Any information that could be expected to affect the market price of a company’s securities, whether such information is positive or negative, should be considered material.  Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.  When in doubt, employees and directors should consult with the Chief Financial Officer of the Company.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material.  Examples of such information may include:

●	Financial results;
●	Projections of future earnings or losses, or other earnings guidance;
●	Changes to previously-announced earnings guidance;
●	Earnings that are inconsistent with the consensus expectations of the investment community;
●	The fact that the Company is evaluating or considering a merger, acquisition, disposition, joint venture or tender offer, or that discussions or negotiations on such matters are in progress;
●	Actions of regulatory agencies;
●	Impending bankruptcy or financial liquidity problems;
●	Gain or loss of a significant tenant or vendor;
●	A material change in the Company’s operations;
●	Development of a significant new product, process or service;
●	Significant changes in demand for central business district parking facilities;
●	Material uninsured casualty losses at one or more properties;
●	Stock splits and stock repurchase programs;
●	New equity or debt offerings;
●	Bank borrowings or other financing transactions;
●	Cybersecurity incidents that disrupt Company operations or damage its reputation;
●	Significant litigation exposure due to actual or threatened litigation; and
●	Changes in senior management.

“Material Nonpublic Information” is material information that has not been previously disclosed to the investing public through a press release or securities filings and is otherwise not available to the investing public.  As provided in this Policy, even after material information has been disclosed to the investing public, it is still necessary to afford the investing public with sufficient time to absorb the information.

All information that is learned about the Company or its business plans is potentially Material Nonpublic Information until after the Company publicly discloses it.  Similarly, information received about any other company with which the Company does business or with respect to which you learn in the course of your employment – including competitors, strategic partners, tenants and vendors – that is not yet in general circulation is also potentially Material Nonpublic Information.

In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the Insider Trading Compliance Officers or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Restrictions and Limitations

No Trading on Material Nonpublic Information.  Except as otherwise provided in this Policy under the headings “Certain Exceptions” and “Rule 10b5-1 Plans,” no Covered Person and no Family Member/Controlled Entity of any Covered Person, may buy or sell Company securities during any period commencing with the date that he or she becomes aware of Material Nonpublic Information concerning the Company and ending after two full Trading Days (as defined below) following the public disclosure of that information, or at such time as such nonpublic information is no longer material.  As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.  If, for example, the Company were to make an announcement before the opening of trading on a Monday, Covered Persons (and Family Members/Controlled Entities) may not trade in the Company’s securities until Wednesday (assuming that Monday, Tuesday and Wednesday are Trading Days).  The same restrictions apply to buying or selling securities of other companies with which the Company and its subsidiaries do business, including tenants, strategic partners and vendors.

No Tipping.  No Covered Person may disclose or pass on (“tip”) Material Nonpublic Information to any other person, including a Family Member or friend, nor may any Covered Person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities or the securities of another company with which the Company and its subsidiaries do business.

No Disclosure of Nonpublic Information.  Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.  Nonpublic information must be protected and efforts should be taken to avoid inadvertent communication.  Examples of ways to protect this information:

●	Do not discuss new developments in public places such as lunch rooms, coffee rooms, elevators, hallways, restaurants, airplanes, taxicabs, or any place where the discussion can be overheard.
●	Do not read documents with nonpublic information in public places or discard them where others can retrieve them.
●	Do not carry documents with nonpublic information in public places in an exposed manner.
●	Cover documents with nonpublic information on desks before leaving offices or rooms and do not leave said documents where others can read them.
●	When leaving for the evening, business trips or otherwise, lock office doors. Filing cabinets with materials which could be nonpublic information should be locked or kept in rooms that are locked.
●	Ensure that nonpublic information which may be received by facsimile is received on a secure machine with limited access – particularly after hours.
●	Do not give anyone access to e-mail messages or Company information unless there is a need-to-know for purposes of Company business.
●	Do not store nonpublic information in manners that are inconsistent with the Company’s IT security policies and practices.

Blackout Periods.  To ensure compliance with this Policy and applicable securities laws, and to avoid the appearance of trading on the basis of inside information, the Company requires that executive officers, Board members, and certain other employees of the Company (attached hereto as Exhibit A) designated by the Company’s Insider Trading Compliance Officers (collectively, “Designated Insiders”) be subject to Blackout Periods (as defined below).  A “Blackout Period” is:

The period commencing two weeks prior to the end of each of the Company’s fiscal quarters and its year end, and ending after two full Trading Days following the public disclosure of the financial results for such fiscal quarter or year-end.

Designated Insiders and their Family Members/Controlled Entities may not conduct transactions involving the purchase or sale of the Company’s securities during any Blackout Period.

This is established because of Designated Insiders’ access to the Company’s internal financial statements or other Material Nonpublic Information regarding the Company’s performance during annual and quarterly fiscal periods.

In addition to the Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time.  Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes such as a major corporate transaction, material litigation or regulatory proceedings that could materially impact the Company’s business.  Depending on the circumstances, a “special” Blackout Period may apply to all Designated Insiders or only a specific group of Designated Insiders.  An Insider Trading Compliance Officer will provide written notice to Designated Insiders subject to a “special” Blackout Period.  Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the Blackout Period to any other person.  The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information.  As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.

The purpose of a Blackout Period is to help establish a diligent effort to avoid any improper transactions.  Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor”, and all Covered Persons and other persons subject to this Policy should use good judgment at all times.  Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two full Trading Days after the date of announcement.  Each person is individually responsible at all times for compliance with the prohibitions against insider trading.

Pre-clearance of Trades.  The Company has determined that Designated Insiders must at all times refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process.  A Designated Insider must contact one of the Company’s Insider Trading Compliance Officers not less than two (2) business days, but not more than five (5) business days, prior to commencing any trade in the Company’s securities.  This preclearance requirement applies to any transaction or transfer involving the Company’s securities, including a stock plan transaction such as an option exercise, or a gift, transfer to a trust or any other transfer.

An Insider Trading Compliance Officer must pre-clear each proposed trade or transfer to be made by a Designated Insider.  The Insider Trading Compliance Officer is not under any obligation to approve a trade or transfer submitted for pre-clearance, and may prohibit a trade or transfer.  Unless notified otherwise by the Company, Designated Insiders must comply with these pre-clearance requirements until the later of ninety (90) days or the end of the first Blackout Period following the termination of their status as a Designated Insider.

To facilitate the process, the Company has prepared a pre-clearance request, in the form attached hereto as Exhibit B, to be completed and provided to the Insider Trading Compliance Officer.  The Insider Trading Compliance Officer will assist with the approval process.  No trade or transfer may be effected until the requesting Designated Insider has received the approved Pre-Clearance Request Form, even if two (2) business days have passed since the Pre-Clearance Request Form was submitted.  Approval for transactions will generally be granted only outside of a Blackout Period and the transaction may only be performed outside of the Blackout Period in which the approval was granted and in any event within two (2) business days from the date of approval.

If any Designated Insider wishes to implement a trading plan under SEC Rule 10b5-1, the Designated Insider must first pre-clear the plan with an Insider Trading Compliance Officer.  As required by Rule 10b5-1, a person may enter into a trading plan only when he or she is not in possession of Material Nonpublic Information.  In addition, a trading plan may not be entered into during a Blackout Period.  Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.

Individual Responsibility

Every Covered Person has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company.  The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each Covered Person in connection with any trade in the Company’s securities.  A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Certain Exceptions

Stock Options Exercises.  For purposes of this Policy, the Company considers that the exercise of stock options (or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements) under the Company’s equity incentive plans to be exempt from this Policy (other than pre-clearance requirements for Designated Insiders).  The restrictions on trading in this Policy do apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements.

Restricted Stock/Restricted Unit Awards.  This policy does not apply to the vesting of restricted stock or restricted units, or the withholding by the Company of shares to satisfy tax withholding requirements upon the vesting of restricted stock or restricted units.

Employee Stock Purchase Plan.  In the event the Company implements an employee stock purchase plan (“ESPP”), this Policy does not apply to purchases of Company stock in the ESPP resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan.  This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the ESPP, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period.  This Policy does apply to a participant’s election to participate in or increase his or her participation in the ESPP, and to a participant’s sales of Company stock purchased pursuant to the plan.

Additional Restrictions

Short Sale Transactions.  No Covered Person may ever make a “short sale” of Company securities, including “sales against the box” (i.e., when the seller actually owns sufficient securities to make delivery but chooses to borrow securities to cover the sale), whether or not such Covered Person possesses Material Nonpublic Information.  Short sales of Company securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, short sales by Covered Persons of Company securities are prohibited by this Policy.  In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits Board members and executive officers from engaging in short sales.

Publicly Traded Options and Warrants.  A transaction in options or warrants is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Covered Person is trading based on inside information.  Transactions in options or warrants also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions in options, warrants, puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.  Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions.”

Hedging or Monetization Transactions.  Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions would allow a Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, a Covered Person’s interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed.  Accordingly, hedging transactions and all other forms of monetization transactions are prohibited.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  A margin sale or foreclosure sale may occur at a time when the Covered Person is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restrictions.  Thus, shares of Company stock may not be held in a margin account.  Additionally, Covered Persons are prohibited from pledging Company securities as collateral for a loan outside of a margin account.  Upon application to the Nominating and Corporate Governance Committee of the Board of Directors, the Committee may grant a limited exception to the restriction on pledging securities outside of a margin account.  Exceptions may be granted based on, among other considerations, (i) a Covered Person’s demonstrated financial capacity to repay the loan without resorting to the pledged securities, (ii) the aggregate percentage of securities proposed to be pledged representing no more than 20% of a Covered Person’s ownership (excluding options, unvested restricted stock and restricted stock units and similar instruments) of Company securities, (iii) the securities to be pledged not including any securities required to be held by an executive officer or Board member pursuant to the Company’s stock ownership guidelines, and (iv) the amount of the pledged securities in terms of total shares of common stock outstanding, the market value of the total shares of common stock outstanding, and the trading volume of the shares of common stock.

Company Transactions

From time to time, the Company may engage in transactions in its own securities.  It is Company policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5.  In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”).  If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions.  To comply with the Policy, the adoption, amendment or termination of a 10b5-1 plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” including the requirement for Designated Insiders that the 10b5-1 plan be reviewed and approved by one of the Insider Trading Compliance Officers at least five business days prior to entry into the plan.  In the case of pre-clearance for a 10b5-1 plan, the 10b5-1 plan must be executed within four business days (or, if sooner, prior to commencement of a quarterly or event-specific Blackout Period).  Note that special requirements and pre-clearance procedures apply to modifications and terminations of 10b5-1 plans.  Please consult Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” for details.  The Insider Trading Compliance Officer is not under any obligation to approve a Rule 10b5-1 Plan submitted for approval.  In general, a Rule 10b5-1 Plan must be entered into, amended or terminated at a time when the person taking such action is not aware of Material Nonpublic Information.

Because the SEC rules on trading plans are complex, you should consult with your own legal and financial advisors and be sure you fully understand the limitations and conditions of the rules before you establish a 10b5-1 plan.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after a Covered Person has resigned or terminated employment or service.  If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time or was otherwise subject to a Blackout Period at the time of separation, then he or she may not trade in Company securities until such information has become public or is no longer material or until the Blackout Period to which he or she was subject ends, as applicable.

Stop-Transfer Instructions

The Company may, in its discretion, provide stop-transfer instructions to its transfer agent to enforce trading restrictions imposed by this Policy on Insider Trading, including, without limitation, restrictions relating to Blackout Periods or post-termination transactions.

Potential Criminal and Civil Liability and/or Disciplinary Action Liability for Insider Trading

Any Covered Person or Family Member/Controlled Entity who engages in a transaction in the Company’s securities (or the securities of another company with which the Company and its subsidiaries do business) at a time when they have knowledge of Material Nonpublic Information may be subject to penalties and sanctions, including:

●	up to 20 years in jail;
●	a criminal fine of up to $5,000,000;
●	a civil penalty of up to $1,000,000 or, if greater, 3 times the profit gained or loss avoided; and
●	SEC civil enforcement injunctions.

Liability for Tipping. Any Covered Person who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities (or the securities of another company with which the Company and its subsidiaries do business).  Tippers and tippees would be subject to the same penalties and sanctions as described above.

The SEC has imposed large penalties even when the tipper or tippee did not profit from the trading.  Additionally, the SEC does limit its investigations to professional investors or just high net worth individuals.  The SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.

Control Persons.  The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances, be subject to the following penalties:

●	a civil penalty of up to 3 times the profit gained or loss avoided as a result of the employee’s violation; and
●	a criminal penalty of up to $25,000,000.

Possible Termination of Employment.  Employees of the Company and its subsidiaries who violate this Policy shall also be subject to disciplinary action by the Company, which may include termination of employment.

Inquiries

Please direct questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officers at the following addresses:

Manuel Chavez	Stephanie Hogue	Paul Gohr
Chairman, Chief Executive Officer	President	Chief Financial Officer
manuel@mobileit.com	stephanie@mobileit.com	paul.gohr@mobileit.com

Acknowledgment and Training

All new employees of the Company are required to acknowledge and accept this Policy on an annual basis and attend all mandatory training.  The Insider Trading Policy can be found in the “Policies” section of the Company’s on-line human resources management tool on the Company’s intranet.

[Exhibits Follow]

EXHIBIT A

MOBILE INFRASTRUCTURE CORPORATION
ROLES DEFINED AS DESIGNATED INSIDERS

All individuals that have the roles or titles identified below are “designated insiders”.

●	Executive Officers and members of the Board of Directors.
●	The following employees in the following functional areas:
o	Financial Reporting, as determined by the Chief Financial Officer; and
o	Internal Audit, if any.

●

Any employee not included in the above categories that may have access to material, nonpublic information (these employees will be designated as a “designated insider” by the Insider Trading Compliance Officers).

EXHIBIT B

MOBILE INFRASTRUCTURE CORPORATION
PRE-CLEARANCE REQUEST

The following information must be provided in the pre-clearance request sent to the Insider Trading Compliance Officer by email at paul.gohr@mobileit.com:

1.	Name:
2.	Subject to Rule 144/Form 4: (Y/N)
3.	Insider: (Y/N)
4.	Trade Dates: (From/To)
5.	Type of Trade: (Same Day Sale/Sell To Cover/Cash Exercise)
6.	Shares Restrictions: (# of shares if any restricted to sell)

Appendix A:  Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under Rule 10b-5.  In order to be eligible to rely on this defense, a person subject to the Policy must enter into a Rule 10b5-1 trading plan for transactions in Company securities that meets certain conditions specified in the rule (referred to here and in this Policy, as “10b5-1 plan”).

As such, the Company permits its directors, officers and employees as well as such persons’ Family Members and Controlled Entities to enter into 10b5-1 plans and has adopted the following guidelines regarding the adoption, modification and termination of any such 10b5-1 plans.  All references in these guidelines to you should be read to include your Family Members and Controlled Entities.  Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1.  The Insider Trading Compliance Officers will interpret and administer these guidelines for compliance with the Policy and the requirements below.  No personal legal or financial advice is being provided by the Company regarding any 10b5-1 plan or proposed trades.  You remain ultimately responsible for ensuring that your 10b5-1 plan and contemplated transactions fully comply with applicable securities laws.  It is recommended that you consult with your own attorney, broker, or other advisors about any contemplated 10b5-1 plan.  Note that, beginning April 1, 2023, if you are a director or Section 16 officer (as defined below), the Company is required to disclose the material terms of your 10b5-1 plan, other than with respect to price, in its periodic report for the quarter in which the 10b5-1 plan is adopted or terminated or modified (as described below).

1.

Pre-Clearance Requirement. The 10b5-1 plan must be reviewed and pre-approved in advance by the Insider Trading Compliance Officers at least three business days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines.

2.	Time of Adoption. Subject to the pre-clearance requirements described above, the 10b5-1 plan must be adopted at a time when:

●	You are not aware of any material non-public information; and

●	A Blackout Period is not in effect (for anyone subject to Blackout Periods).

3.	Plan Instructions. Any 10b5-1 plan you adopt must be in writing, signed and either:

●	specify the amount, price and date of the sales (or purchases) of Company securities to be effected;

●	provide a formula, algorithm or computer program for determining when to sell (or purchase) Company securities, the quantity to sell (or purchase) and the price; or

●	delegate decision-making authority with regard to these transactions to a broker or other agent without any material nonpublic information about the Company or Company securities.

Once adopted, you may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted 10b5-1 plan.

4.

No Hedging. You must not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 plan and must agree not to enter into any such transaction while the 10b5-1 plan is in effect.

5.

Good Faith Requirements. You must enter into the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.  You must act in good faith with respect to the 10b5-1 plan for the entirety of its duration.

6.

Certifications for Directors and Officers. If you are a director or officer, as defined in Rule 16a- 1(f) under the Exchange Act (“Section 16 officer”), the 10b5-1 plan must include the following certifications:  (1) you are not aware of any material nonpublic information about the Company or Company securities; and (2) you are adopting the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.

7.	Cooling Off Periods. The first trade under the 10b5-1 plan may not occur until the expiration of a cooling-off period as follows:

●

If you are a director or Section 16 officer, the later of (a) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5- 1 plan was adopted and (b) 90 calendar days after adoption of the 10b5-1 plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.

●	If you are not a director or Section 16 officer, 30 days after adoption of the 10b5-1 plan.

8.

No Overlapping 10b5-1 Plans. No more than one 10b5-1 plan can be effecting trades at a time.  Notwithstanding the foregoing, two separate 10b5-1 plans can be in effect at the same time (but not trading at the same time) so long as your later-commencing plan meets all the conditions set forth in Rule 10b5-1.  Depending on the circumstances, terminating your earlier-commencing plan after entering into your later-commencing plan may cause plan(s) to no longer be eligible for the affirmative defense under Rule 10b5-1.  For additional information about terminations, refer to Section 10.  Please consult the Insider Trading Compliance Officers with any questions regarding overlapping plans.

9.

Single Transaction Plans. You may not enter into more than one 10b5-1 plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period.  A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly, require execution in a single transaction.

10.	Modifications and Terminations.

●

Modifications, amendments and terminations of an existing 10b5-1 plan are strongly discouraged due to legal risks and can affect the validity and availability of the Rule 10b5-1 affirmative defense on trades that have taken place under the plan prior to such modification, amendment or termination.  Under Rule 10b5-1 and these guidelines, any modification or amendment to the amount, price, or timing of the purchase or sale of the securities underlying the 10b5-1 plan will be deemed to be a termination of the current 10b5-1 plan and creation of a new 10b5-1 plan.  If you are considering changes to your 10b5-1 plan, such as changing the account information, you should consult with the Insider Trading Compliance Officers in advance to confirm that any such change does not constitute an effective termination of your plan.

As such, the modification or amendment of an existing 10b5-1 plan must be reviewed and approved in advance by the Insider Trading Compliance Officers in accordance with the pre-clearance procedures set forth in the Policy and Section 1 of these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 10 of these guidelines regarding the adoption of a new 10b5-1 plan.

●

The termination (other than through an amendment or modification) of an existing 10b5-1 plan must be reviewed and approved in advance by the Insider Trading Compliance Officers in accordance with pre-clearance procedures set forth in the Policy and these guidelines.  Except in limited circumstances, the termination of a 10b5-1 plan will not be approved unless:

1.	You terminate a 10b5-1 plan at a time when you are not aware of material nonpublic information; and

2.	A Blackout Period is not in effect (for anyone subject to Blackout Periods).